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                                                                    EXHIBIT 12.2

                   TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
              COMBINED WITH 50% OWNED UNCONSOLIDATED SUBSIDIARIES
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                      YEARS ENDED DECEMBER 31,
                                                                ------------------------------------
                                                                1998    1997    1996    1995    1994
                                                                ----    ----    ----    ----    ----
                                                                       (DOLLARS IN MILLIONS)
Income from continuing operations...........................    $198    $340    $147    $ 34    $163
Add:
  Interest..................................................     202     182     162     132      81
  Portion of rentals representative of interest factor......      22      22      20      13      12
  Preferred stock dividend requirements of majority-owned
     subsidiaries...........................................      28      21      21      23      --
  Income tax expense and other taxes on income..............      80     155     146      92      71
  Amortization of interest capitalized......................      --      --       1       1      --
  Undistributed (earnings) losses of affiliated companies in
     which less than a 50% voting interest is owned.........      --      --      --      --      --
                                                                ----    ----    ----    ----    ----
       Earnings as defined..................................    $530    $720    $497    $295    $327
                                                                ====    ====    ====    ====    ====
Interest....................................................    $202    $182    $162    $132    $ 81
Interest capitalized........................................       1       1       3       2       1
Portion of rentals representative of interest factor........      22      22      20      13      12
Preferred stock dividend requirements of majority-owned
  subsidiaries on a pre-tax basis...........................      38      30      39      59      --
                                                                ----    ----    ----    ----    ----
       Fixed charges as defined.............................    $263    $235    $224    $206    $ 94
                                                                ====    ====    ====    ====    ====
Ratio of earnings to fixed charges..........................    2.02    3.06    2.22    1.43    3.48
                                                                ====    ====    ====    ====    ====
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